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                                                                     EXHIBIT 99


      Media Relations               Investor Relations
      Laurinda Wilson               Tina Moore
      678-375-1608                  678-375-1278

      lwilson@checkfree.com         tmoore@checkfree.com

COMPANY PRESS RELEASE

SOURCE: CheckFree Holdings Corporation

CHECKFREE WITHDRAWS SECONDARY OFFERING

ATLANTA, June 24 -- CheckFree Holdings Corporation (Nasdaq: - news) announced today that it would not close on its 3.8 million share follow-on stock offering, priced at $39 per share after market close on Monday, June 21. Yesterday three banks announced the formation of a venture, tentatively called "The Exchange," that would attempt to create a directory and routing server to support them in delivering electronic bills. Although the announcement was followed by a conference call in which the participating banks stated that they would continue to use CheckFree services, the value of CheckFree's shares fell by almost 24 percent.

Pete Kight, Chairman and CEO of CheckFree said, in announcing the decision, "None of these banks ever spoke to CheckFree about this effort nor indicated the formation of this group, nor gave any indication they intended to make an announcement of such an organization. In any case, there is nothing new about the commercial side of some banks wanting to find a way to participate in electronic billing. We have been very successfully competing for billers against the commercial departments of banks for more than a year now, and our success has not been due to the banks' lack of a server."

"All of that aside, the market made it an easy decision to withdraw CheckFree's share offering. We are, of course, deeply disappointed that the market did not, in our view, properly assess the importance of yesterday's announcement. Much more so, though, we were stung by implications that CheckFree somehow managed to time the secondary offering to beat the banks' announcement. Last week CheckFree executives sat across the table from more than 50 institutional investors, many of whom requested an allocation of stock. I don't ever want to walk back into the offices of these analysts and portfolio managers and have to think that they might be wondering whether we had been honest with them. Our credibility with our shareholders is more important than any offering."

Kight concluded, "If speculation is going to remain uninformed, withdrawing the offering is the only solution. We stated in all of our analyst and investor meetings over the past week that CheckFree did not need the funding from the secondary to complete our expanded Internet distribution strategy, and this decision won't slow us down a single day. We have sufficient resources to execute our plans, and we'll do so with force. Anyone thinking that the timing


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of these events is going to freeze the market is mistaken, and as good as this company is, and as powerful as our opportunities are, I am not going to permit us to be distracted by a senseless controversy."

About CheckFree

Founded in 1981, CheckFree (www.checkfree.com ), the operating subsidiary of CheckFree Holdings Corporation, is the leading provider of financial electronic commerce services, software and related products. CheckFree designs, develops and markets services that enable nearly three million consumers to receive and pay bills over the Internet or electronically through a variety of bill aggregation points, including banks, brokerage firms, portals and interactive content sites on the Internet, and personal financial management (PFM) software. CheckFree's range of services and products are focused on enabling customers to make electronic payments and collections, automate paper-based recurring financial transactions and conduct secure Internet transactions.

After more than a year of beta testing, CheckFree launched the nation's first fully integrated electronic billing and payment solution, CheckFree E- Bill, in March of 1997. Today, the Company has multi-year contracts with more than 50 of the nation's top billers to provide online billing and payment through the CheckFree distribution network.

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